EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

Securities and Exchange Commission

Washington, D.C. 20549

We consent to the use of our report dated April 16, 2007, being the Independent Auditors’ Report to Empire Energy Corporation International for the year ended December 31, 2006 and the accompanying schedules referred to therein, in the Company’s annual report for fiscal year 2006 filed with the Securities and Exchange Commission on Form 10-KSB.

/s/ M D NICHOLAEFF	/s/ UHY HAINES NORTON
M D Nicholaeff	UHY Haines Norton
Partner	Chartered Accountants

Dated 16 April 2007

Sydney, Australia

UHY Haines Norton – ABN 85 140 758 156 NSWBN 98 133 826

Level 11, 1 York Street Sydney NSW 2000

GPO Box 4137 Sydney NSW 2001

An association of independent firms throughout Australia and a member of UHY, an international association of independent accounting and consulting firms

Liability limited by a scheme approved under Professional Standards Legislation